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                                                                  Exhibit 10.69

April 5, 2001

Mr. Robert Dale
25 Partrick Lane
Wilton, Conn. 06897

Dear Bob:

Thanks for meeting with Holcombe and I yesterday. Holcombe felt very comfortable that you would be a valuable member of the WestPoint Stevens management team. In view of that discussion, this letter is a confirmation of your acceptance of the position Senior Vice President Sales and Marketing for WestPoint Stevens. I have attached a general job description that provides more specifics. Your annual base compensation will be $250,000. In addition, you will be a participant in our Management Incentive Program (MIP) at level one which can generate a maximum payout of 100% of your base pay. The MIP plan has entry levels that begin at a 25% payout. The Plan is base on achieving budgeted annual earnings per share.

In addition to the cash consideration above, the Company will grant you options to purchase 100,000 shares of WestPoint Stevens common stock at the current market value. Such options would vest over the next five years with 20,000 shares vesting immediately. The plan allows you the right to exercise vested options over a 10-year period. Additional options can be awarded each year at the discretion of the Board of Directors. You will also be eligible to participate in an additional program referred to as the "Stock Bonus Plan". If certain predetermined annual earnings per share are achieved, as a participant you can receive a stock bonus equivalent up to 80% of your base compensation. The Board of Directors approves this annual earnings target.

To allow you a certain comfort level associated with this type of career change, we will provide you with an interim severance plan. If WestPoint Stevens releases you during the first two years of employment, you will be paid a severance of twelve months salary. In year three and thereafter the amount becomes six months. If you choose to leave, the Company will not be responsible for any severance.

Your official start date will be Monday April 16, 2001. Accompanying this letter is an organizational chart illustrating the direct reports to this position. We can discuss this further once you review the chart and job description. I wanted to put something in your
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hands that would act as an aid for questions. Under the right leadership,
WestPoint Stevens will have a very bright future. I am confident that you will contribute greatly to this process. If you have any immediate questions, I can be reached at 212-930-3428 (office), 212-842-2758 (N.Y. apt.) or 704-846-7191
(Charlotte). Please feel free to call.

Sincerely,



/s/ M. L. Fontenot
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M. L. Fontenot

Copies:
Holcombe Green